UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THE BOEING COMPANY
(Name of Registrant as Specified In Its Charter)

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Following discussions with shareholders, on April 16, 2013, The Boeing Company (the “Company”) amended its Corporate Governance Principles to enhance the duties of the Company’s independent Lead Director. Specifically, the Board determined that the Lead Director shall perform the following duties:

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Approve Board meeting agendas and, in consultation with the Chairman and the nonemployee directors, approve Board meeting schedules to ensure there is sufficient time for discussion of all agenda items;

•	Approve the type of information to be provided to directors for Board meetings;

•	Preside at all meetings at which the Chairman is not present including executive sessions of the nonemployee directors and apprise the Chairman of the issues considered;

•	Serve as liaison between the Chairman and the independent directors;

•	Be available for consultation and direct communication with the Company’s shareholders;

•	Call meetings of the nonemployee directors when necessary and appropriate; and

•	Perform such other duties as the Board may from time to time designate.

The Company also amended the “Board Agendas” section of its Corporate Governance Principles to clarify that the Lead Director shall, together with the Chairman and relevant committee chairs, as appropriate, establish the agendas for Board and committee meetings in consultation with the CEO and consistent with the Lead Director duties set forth above. In all other respects, the Company’s Corporate Governance Principles remain unchanged. A copy of the amended Corporate Governance Principles is available in the corporate governance section of the Company’s website at www.boeing.com/corp_gov/.

Refer to the Company’s proxy statement filed on March 15, 2013 in connection with the 2013 annual meeting of shareholders to be held on April 29, 2013 for additional information regarding the Board’s leadership structure, the shareholder proposal regarding an independent board chairman and the Board’s statement in opposition thereto.